Exhibit 10.5

AMENDED INVESTMENT BANKING ENGAGEMENT AGREEMENT

January 19, 2011

Prospect Global Resources, Inc
Mr. Pat Avery
Chief Executive Officer
600 17th Street, Suite 2800 South
Denver, CO 80202

Dear Mr. Avery:

Spouting Rock Capital Advisors, LLC (“SRCA”) is pleased to provide investment banking and financial advisory services to Prospect Global Resources Inc. (the “Company”) with respect to identifying, analyzing, structuring, negotiating and consummating one or several Transactions or Financings (as defined in Section 17 below) on the terms and conditions in this Amended Investment Banking Engagement Agreement (the “Agreement”).    The terms of this Agreement supersede the Investment Banking Engagement Agreement executed by both SRCA and the Company on November 4, 2010 (the “Initial Engagement”).  Pursuant to the Initial Engagement, the Company paid to SRCA the initial Retainer.

1.	Engagement; Nature of Services.

         (a) The Company engages SRCA as the Company’s financial advisor to render such financial and other advice as an investment banker, as the Company may reasonably request and SRCA deems necessary or appropriate in connection with a Transaction or Financing.  SRCA shall obtain the consent of the Company before contacting any potential participants in a proposed Transaction or Financing.  The decision to consummate a Transaction or Financing shall be in the Company’s sole and absolute discretion.

         (b) SRCA shall have the right to render such other investment banking or financial advisory services as may from time to time be agreed upon by SRCA and the Company (e.g., fairness opinions, business plans).  The fees payable for any such other services shall be customary investment banking or financial advisory fees to be mutually agreed upon based upon the nature and type of the services to be rendered.

         (c) SRCA shall not be required to undertake duties not reasonably within the scope of the investment banking or financial advisory services contemplated by this Agreement or to spend any minimum amount of time in providing such services.  SRCA does not provide tax, accounting or legal advice.  Any public offerings shall be subject to a separate agreement and are expressly not addressed in this Agreement.

2.	Information.

The Company will furnish, and will request the other parties to a Transaction to furnish, to SRCA such information as SRCA reasonably requests in connection with performing its services. In performing its services, SRCA will use and rely upon the information furnished by the Company and the other parties to a Transaction as well as publicly available information regarding the Company and the other parties to a Transaction. Accordingly, SRCA shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to independently verify any information, whether publicly available or otherwise furnished to it, including any financial information, forecasts or projections.  For any financial forecasts and projections made available to SRCA by the Company or the other parties to a Transaction, SRCA may assume that the forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company or the other parties to a Transaction.  If, in SRCA’s opinion after completing its due diligence process, the condition or prospect of the Company, financial or otherwise, are not substantially as represented or do not fulfill SRCA’s expectations, SRCA shall have the sole discretion to determine whether to continue to participate in any proposed Financing or Transaction.

3.	Fees.

         For the services to be rendered by SRCA, the Company shall pay to SRCA a cash retainer, Financing Fees, Restricted Shares and Financing Warrants, as set forth below.

Retainer:  The Company shall pay to SRCA a due diligence fee (“Due Diligence Fee”) of five thousand dollars ($5,000), which shall be considered fully earned and non-refundable upon receipt by SRCA and shall be paid upon execution of this agreement.  The Company shall also pay to SRCA 75,000 shares of restricted common stock which shall be considered fully earned and non-refundable upon receipt by SRCA of shares and shall be paid upon execution of this agreement in the name of a schedule of individuals with SRCA provided by SRCA. The shares will be delivered in the following schedule;

1)	75,000 shares at signing of the agreement,

         At each closing under each Financing, the Company shall pay to SRCA a fee (each a “Financing Fee”) in immediately available funds equal to:

i.
Eight percent (8.0%) of all funds raised through the sale of equity, convertible instruments and equity linked securities.

The Financing Fee shall be calculated on the gross total funds before any deductions, including fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the financing source.

         (b) Financing Warrants:  Additionally, at the closing of a Financing, the Company shall issue to SRCA warrants (the “Financing Warrants”) to purchase the number of shares of the common stock of the Company equal to the sum of:

i.
Eight percent (8%) of all funds raised through the sale of equity, convertible instruments and equity linked securities.

The Financing Warrants shall be exercisable for two (2) years from the date of issuance on the same terms and conditions applicable to, and with an exercise price per share equal to the effective per share price paid by, financing sources for a share of common stock of the Company.  The terms of the Financing Warrants shall be set forth in an agreement (the “Financing Warrant Agreement”).  The Financing Warrant Agreement shall contain customary terms, including provisions for “cashless” exercise, change of control, and customary piggyback registration rights, and that shall otherwise be in form and substance reasonably satisfactory to the Company and SRCA.

4.	Expenses.

         In addition to the Cash Retainer, Financing Fee and Financing Warrants, upon the closing of a Financing, the Company agrees to reimburse SRCA for legal expenses not to exceed fifteen thousand dollars ($15,000) in aggregate throughout the duration of this Agreement.

5.	Scope of Responsibility.

         SRCA, LLC shall not be liable to the Company, or to any other person claiming through the Company, for any claim, loss, damage, liability, or expense suffered by the Company or any such other person arising out of or related to SRCA’s engagement except for any claim, loss, damage, liability or expense that arises out of, or is based upon, any action or failure to act by SRCA that constitutes bad faith, willful misconduct or gross negligence.

6.	Indemnification; Contribution.

         (a) The Company agrees to indemnify and hold harmless SRCA and its officers, directors, shareholders, employees, affiliates, agents and each person who controls SRCA (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Transaction or Financing or SRCA’s engagement under this Agreement.  However, this indemnification shall not include any Damages that are found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of SRCA.

         (b) If the indemnity above is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person for Damages in such proportion as appropriately reflects the relative benefits received by the Company on the one hand and SRCA on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. However, in no event shall SRCA’s aggregate contributions for Damages exceed the amount of fees actually received by SRCA under this Agreement. The relative benefits to the Company and SRCA of a Transaction or Financing shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by the Company or its security holders in connection with the Transaction or Financing bears to the fees paid to SRCA for the Transaction or Financing.

         (c) Promptly after receipt by SRCA of notice of any claim or the commencement of any action for which an Indemnified Person may be entitled to indemnity, SRCA shall promptly notify the Company of such claim or the commencement of such against the Indemnified Person that would give rise to indemnification.  However, any delay or failure to notify the Company will not relieve the Company of its indemnity obligation except to the extent it is materially prejudiced by such delay or failure.  The Company may participate in the defense of the claim and shall assume the defense of the claim and shall pay as incurred the fees and disbursements of counsel for the proceeding. In any proceeding where the Company declines to assume the defense or the Company’s counsel is deemed to have a conflict of interest, the Indemnified Person shall have the right to retain its own counsel which shall be reasonably satisfactory to SRCA.  The Company shall pay the fees and expenses of such counsel as incurred.  However, the Company shall not be responsible for the fees and expenses of more than one counsel (other than counsel of record) for all Indemnified Persons.

          (d) The Company will not enter into any waiver, release or settlement for any threatened or pending claim, action, proceeding or investigation or settle any related litigation for which indemnification may be sought under this Agreement (whether or not Indemnified Persons are a formal party to the litigation), unless the waiver, release or settlement includes an unconditional release of each Indemnified Person from any and all liability arising out of the threatened or pending claim, action, proceeding, investigation or litigation.

7.	Term; Termination of Engagement.

The term of this engagement shall be for nine (9) months from the date of this Agreement and may be cancelled at any time after the first sixty (60) days by the Company.  But if at the end of such period negotiations or discussions are in progress for a Transaction or Financing, then the term of this engagement shall be automatically extended on a month-to-month basis until all negotiations or discussions cease. Nevertheless, SRCA’s engagement may be terminated by either the Company or SRCA upon 30 days notice by written notice to that effect to the other party. The engagement shall be terminated in the event David E. Graber is no longer employed by SRCA unless Mr. Graber provides written exception via facsimile to Company counsel. Upon expiration or termination of this Agreement, SRCA shall provide the Company with a written list of parties with whom it has had discussions in connection with any proposed Transaction or Financing.  After this Agreement expires or if the Company terminates this Agreement, SRCA shall be paid its full fee under Section 3 if a transaction is Consummated (as defined below) by the Company during the twelve (12) month period following expiration or termination of this letter agreement with any Targeted Companies, Acquirers and/or investors contacted during the term of this letter agreement (“Tail Period”). Upon termination or expiration of this letter agreement SRCA and the Company will compile a list which shall serve as the final definitive Targeted Companies and identified Acquirers list that shall be comprised of any companies that were introduced to the Company directly by SRCA or approached SRCA directly during the term of this letter agreement. A transaction shall be deemed “Consummated” by the Company upon execution of the definitive agreements for such transaction by the Company.

The provisions of this Section 6 and of Sections 3, 4 and 5 of this Agreement shall survive termination.

8.	Representations and Warranties; Covenants.

The Company represents warrants and covenants as follows:

         (a) All information provided by the Company will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

         (b) During the term of this Agreement, the Company will (a) promptly notify SRCA of any material development in the operations, financial condition or prospects of the Company or its assets, whether or not in the ordinary course of business, (b) provide copies of its annual reports and other financial reports at the earliest time the Company makes them available to others, and (c) provide such other information concerning the business and financial condition of the Company and its assets as SRCA may from time to time reasonably request.

         (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which the Company is bound, or to which any property or assets of the Company are subject.

9.             Reliance on Others.  The Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

10.           No Rights in Shareholders, etc.  SRCA has been engaged only by the Company, and this engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party to this Agreement as against SRCA. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of SRCA or to rely upon any statements, advice, opinions or conduct by SRCA.

11.           Independent Contractor; No Fiduciary Duty; Non-Exclusive Services:  SRCA’s role is that of an independent contractor and nothing in this Agreement is intended to create or shall be construed as creating a fiduciary relationship between the Company and SRCA.  SRCA and its affiliates provide financial advisory services, investment banking services, and consulting advice to others.  Nothing in this Agreement shall limit or restrict SRCA in providing services to others, except as such services may relate to matters concerning the Company’s business and properties.

12.           Public Disclosure: The Company agrees to distribute at its expense any press release via Businesswire National Circuit or a similar news service concerning the Company and its business.

13.          Advertising.  SRCA may, at its option and expense: (a) place advertisements in financial and other newspapers and journals (including electronic versions) describing its services to the Company and (b) use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions) concerning SRCA’s services to the Company. If requested by SRCA, the Company shall include a mutually acceptable reference to SRCA in any press release or other public announcement made by the Company regarding a Transaction or Financing.

14.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in all resSRCAts under the laws of the State of New York, without reference to its conflict of laws provisions.  Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Agreement or any of the matters contemplated in this Agreement is waived by the Company and the Placement Agent. The parties hereby irrevocably and unconditionally: submit to the jurisdiction of the federal and state courts located in the State of New York, for any dispute related to this Agreement or any of the matters contemplated hereby; consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law; and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

15.           Miscellaneous. Nothing in this Agreement is intended to obligate SRCA to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings (both written and oral) of the parties with resSRCAt to the subject matter of this Agreement.  This Agreement cannot be amended or otherwise modified except in writing signed by the parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and SRCA.

16.           Other SRCA Activities. SRCA is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, SRCA or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in an Acquisition or Sale Transaction. The Company also acknowledges that SRCA and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict SRCA in conducting such business with resSRCAt to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to SRCA.

17	Definitions.

         (a)  “Financing” shall mean any debt financing or equity investment in the Company, which was directly arranged by SRCA, in which funds are received or to be received by the Company, including any lease financing, vendor financing, and government sponsored financing or any similar transaction or combination of transactions, which were directly arranged by SRCA.  The amount of funds raised under a Financing shall be deemed to include the total value of “securities” sold directly in connection with the Financing.

         (b) “Transaction” shall mean any business combination, which was directly arranged by SRCA, through purchase, sale, merger, joint venture or otherwise in one or more transactions through the purchase of an organization’s equity, debt securities or assets, or by means of a merger, consolidation, reorganization, spin-off, joint venture, partnership, tender offer, exchange offer, purchase, lease, franchising arrangement, licensing arrangement, royalty arrangement, strategic alliance, or any other similar transaction, regardless of form.

If you agree with the foregoing, please sign both copies of this letter, retain one copy for your records and return the other copy to us, whereupon the Agreement shall become effective as of the date above.

Sincerely,

Spouting Rock Capital Advisors, LLC

By: /s/ Blakely Page

Name: Blakely Page
Title: Principle

ACCEPTED AND AGREED:

Prospect Global Resources, Inc.

By: /s/ Patrick L. Avery

Name:  Patrick L. Avery
Title:  President and CEO